EMPLOYMENT AGREEMENT entered into effective January 1, 2014 in the province of Quebec

BETWEEN:

MICHEL BOUCHARD, domiciled and residing at 1015 Grande-Allee Ouest, Quebec, Quebec, G1S 1E1

(hereinafter referred to as the "Executive")

AND:

CLIFTON STAR RESOURCES INC., a corporation duly incorporated under the Companies Act (Quebec), having its head office at 1040, Ave. Belvedere, Suite 217, Quebec. Quebec GIS 3G3, represented herein by Philip Nolan, Chairman of the Compensation Committee, duly authorized as he so declares;

(hereinafter referred to as "Clifton Star Resources" or the "Corporation")

WHEREAS Clifton Star Resources wishes to continue to retain the services of the Executive;

WHEREAS Clifton Star Resources and the Executive are desirous of entering into an agreement for the Executive's employment, all subject to the terms and conditions set forth in this Agreement;

WHEREAS the parties extended the original Employment Agreement through December 31, 2013;

NOW IT IS HEREBY AGREED:

1.

INTERPRETATION

1.1

Definitions

In this Agreement, the following words and expressions have the respective meanings ascribed to them below:

(a)

"Affiliate" with respect to a Person means a Person that controls, is controlled by or under common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meaning collative to the foregoing;

(b)

"Agreement" means this employment agreement;

(c)

"Board of Directors" means the board of directors of Clifton Star Resources;

(d)

"Business" means the business of acquiring, exploring and developing mining properties;

(e)

"Cause" shall refer to the notion of "serious reason" as it is understood at Civil Law, and shall include, but not be limited to the following, as a basis for termination of employment, (i) wilful misconduct involving bad faith by the Executive in respect of his obligations under this Agreement, which misconduct causes or is intended by the Executive to cause significant injury to Clifton Star Resources, (ii) gross malfeasance, (iii) conduct by Executive which constitutes a breach of the Executive's duty of loyalty or (iv) repeated refusal by the Executive to perform reasonable and lawful job assignments which are not materially inconsistent with his duties and responsibilities under this Agreement and such failure continues for a period of 10 days after Clifton Star Resources has given the Executive written notice of such failure and requested the Executive to remedy such failure.

(f)

"Change of Control" means any one of the following:

(i)

any event as a result of or following which any person (individual, partnership, association, body corporate or government), other than the Executive or any person related to the Executive, beneficially owns or exercises control or direction over Voting Securities of the Corporation carrying 50% or more of the votes attached to all Voting Securities then outstanding;

(ii)

the sale to a person or party who is not affiliated with the Corporation (within the meaning of the legislation pursuant to which that entity was incorporated) of assets at a price greater than or equal to 50% of the net assets of the Corporation shown on a consolidated balance sheet of the Corporation as the case may be at the end of the last completed quarter of the current financial year or at the end of the last completed financial year if the sale occurs during the first quarter of a financial year; or

(iii)

approval by the shareholders of

a.

any business combination having the effect that the existing shareholders of the Corporation do not own or control 50% of the voting shares of the resulting entity; or

b.

a liquidation or dissolution of the Corporation.

(g)

"Commencement Date" means January 1, 2014 or such other mutually agreeable date that the parties decide upon;

(h)

"Disability" shall mean, with respect to the Executive, being physically or mentally disabled, whether totally or partially, so that he is substantially unable to perform his duties under this Agreement for a longer period than 6 consecutive months, or if he shall be disabled at different times for more than 6 months (whether working days or not) in any one period of 12 consecutive months;

(i)

"Discoveries and Works" includes by way of example but without limitation, intellectual property, trade secrets and other confidential information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications;

(j)

"Employment Year" means the period beginning on January 1, 2014 and ending on December 31, 2015 or the consecutive twelve-month period, as the case may be;

(k)

"Good Reason" means any of the following:

(i)

Without the express written consent of the Executive, any change or series of changes in the duties, responsibilities, authority or status of the Executive with the Corporation such that immediately after such change or series of changes the duties, responsibilities, authority or status of the Executive, taken as a whole, are materially diminished from those assigned to the Executive immediately prior to such change or series of changes; or

(ii)

A reduction by the Corporation in the Executive's annual compensation entitlements except:

a.

as part of a general reduction in the annual base salary or annual bonuses of all or substantially all of the senior executives of the Corporation which affects the Executive in substantially the same manner as the other senior officers who are also affected by such general reduction; or

b.

which does not constitute more than ten percent (10%) of the aggregate of his Salary and potential annual bonus entitlements;

(iii)

Any material breach or non-observance by the Corporation of any material provision of this Agreement, provided the Executive shall give the Corporation a 30 day period of time following written notice from the Executive to rectify any such alleged failure, breach or nonobservance of this Agreement;

(iv)

Any other reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction;

(l)

"Parties" means Clifton Star Resources and the Executive and "Party" means one or the other as the case may be;

(m)

"Person" means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity;

(n)

"Restriction Period" means the period of time covering the Term plus a period equivalent to one year following Executive's Termination Date;

(o)

"Subsidiary" means a corporation controlled by Clifton Star Resources, or by another subsidiary of Clifton Star Resources;

(p)

"Term" shall have the meaning set forth in Section 5;

(q)

"Termination Date" means the effective date of the Executive's termination of employment with Clifton Star Resources, regardless of the reason including the expiration of the Term;

(r)

"Territory" means a radius of two 2 kilometres from any mine or mining rights or property, with respect to which a feasibility study has been filed, owned by the Clifton Star Resources.

2.

EMPLOYMENT

2.1

Clifton Star Resources hereby employs the Executive as President and Chief Executive Officer ("CEO"). The Executive hereby accepts such employment and appointment from Clifton Star Resources upon the terms and conditions set forth in this Agreement, and represents to Clifton Star Resources that he has the required skills and experience to perform the duties of and required by a President and CEO.

3.

DUTIES AND RESPONSIBILITIES

3.1

During the Term of this Agreement, the Executive shall devote his full time and efforts to the performance of his duties and responsibilities under this Agreement and to the business and affairs of Clifton Star Resources, its Subsidiaries and Affiliates, in general, and the Executive shall use his best efforts to promote the interests thereof and shall faithfully and to the best of his ability serve as Clifton Star Resources's President and CEO.

3.2

During the Term of this Agreement, the Executive may join the Board of Directors, subject to the approval of the Board of Directors.

3.3

It is expressly understood and agreed that during the Term of this Agreement, the Executive shall not engage in any other business or business opportunity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, provided however that:

(a)

the Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with the Executive's duties and obligations under this Agreement or Executive's ability to perform his duties and responsibilities under this Agreement;

(b)

the Executive shall not be prevented from investing his assets in such form or manner as will not require any substantial amount of time or services on the part of the Executive in the operation of the affairs of the enterprises in which such investments are made; and

(c)

notwithstanding the foregoing, the Executive may serve as a director of other companies at the discretion and subject to the prior approval of the Chairman of the Board.

3.4

The Executive shall comply with all lawful and reasonable instructions as provided by the Board of Directors of Clifton Star Resources.

3.5

The Executive shall execute his duties in accordance with the rules, regulations, policies and guidelines governing Clifton Star Resources.

3.6

The Executive shall be subject to the direction of, and report only to, the Board of Directors of Clifton Star Resources.

3.7

The Executive shall also perform duties commensurate with his position and such specific duties and services as the Board of Directors shall reasonably request consistent with the Executive's position.

3.8

It is contemplated that the Executive will be obliged from time to time and for reasonable period of time to travel in the performance of his duties and obligations under this Agreement. However, the principal place of employment of the Executive which the Executive shall report for work will be at the place of business in Quebec City.

4.

DIRECTORS AND OFFICIERS LIABILITY

During the term of this Agreement, the Corporation shall:

4.1

In addition to any protection under the by-laws of the Corporation, maintain for the Executive's benefit directors and officers liability insurance in respect of the period during which the Executive was an officer or director at levels commensurate with mining companies of a similar size; and

4.2

Indemnify and hold the Executive harmless to the fullest extent permitted by applicable law with regard to any action or inaction of the Executive as an officer, director or Executive of the Corporation or its affiliates or as a fiduciary of any benefit plan of the Corporation or any affiliates, subject to any limitations on such indemnification imposed by applicable law.

5.

TERM

5.1

Unless sooner terminated as provided for in this Agreement, the terms of the Executive's employment shall commence on January 1 2014 and expire on December 31, 2015 (the "Term").

5.2

The Parties agree to meet not less than three months prior to the expiration of the Term, to discuss a renewal of the Agreement, such terms and conditions to be mutually agreed.

6.

COMPENSATION

6.1

During the Term of this Agreement, Clifton Star Resources shall pay to the Executive an annual base salary of $300,000 (the "Annual Base Salary"). Such salary shall be paid to the Executive in bi-monthly instalments, subject to such payroll and withholding deductions as may be required by law.

6.2

On or about February 15, 2014 (the "First Payment") and on or about February 15, 2015 (the "Second Payment") Clifton Star Resources shall deposit $11,910.00 and $12,135 respectively to an RRSP account in the name of the Executive. The Executive hereby acknowledges, understands and agrees that such payments are subject to the applicable tax legislation and regulations, and the Executive undertakes not to exceed his maximum annual contribution pursuant to the applicable rules. In order to be eligible to the above-mentioned payments, the Executive acknowledges and agrees that he must still be employed by Clifton Star Resources on the First Payment, or on the Second Payment, as the case may be.

6.3

During the Term of this Agreement, the Executive shall be eligible to receive an annual bonus (the "Bonus") equivalent to a maximum of 40% of his Annual Base Salary. The eligibility of this Bonus will be based on the achievement of the corporate goals relating to Clifton Star Resources' overall performance, as established by Clifton Star Resources' Board of Directors.

7.

EXPENSES

7.1

Clifton Star Resources shall reimburse the Executive for all necessary and reasonable expenses incurred by him in the performance of his duties under this Agreement including, without limiting the generality of the foregoing for all reasonable travelling, entertainment and other out-of-pocket expenses incurred by the Executive in connection with his employment hereunder in accordance with the policies of the Corporation in effect from time to time. For greater certainty, such expenses shall include reasonable costs for a health club membership, an annual medical examination at a private Canadian health care clinic and reimbursement of his professional order fees and professional organization fees.. The Executive shall, on being so required, provide Clifton Star Resources with vouchers or other evidence of actual payment of the said expenses in a form satisfactory to Clifton Star Resources.

8.

BENEFITS

8.1

Executive Plans

During the Term of this Agreement, the Executive shall participate in all Executive benefit and insurance plans or programs established and paid by Clifton Star Resources in its full discretion and from which he is not excluded from participating by reason of the terms and conditions in the respective plans or programs.

The Executive shall be eligible to participate in such health, medical, dental, disability and life insurance coverage as the Corporation has in effect from its senior management from time to time.

8.2

Toronto Apartment Allowance

During the Term, the Executive shall be eligible, for each Employment Year, to a taxable allowance of $24,000.00 for an apartment in Toronto. Such allowance shall be payable to the Executive in monthly installments, on the first business day of each month. It is agreed and understood by the Parties that the monthly installments payment shall immediately cease upon the Termination Date. The Executive shall not be obliged to receive this allowance and may suspend its payment at any time.

8.3

Memberships Costs to two Trade Associations

Clifton Star Resources shall reimburse the Executive, upon presentation of vouchers or other evidence of actual payments of the said memberships, the membership costs for two trade associations.

8.4

Membership Cost to a Health Organization

Clifton Star Resources shall reimburse the Executive, upon presentation of vouchers or other evidence of actual payments of the said membership, the membership cost to a health private clinic.

8.5

Vacation

The Executive shall be entitled to five (5) weeks paid vacation in each Employment Year to be taken at such times as may be appropriate having regard to the requirements of Clifton Star Resources' business. The Executive shall not be entitled to carry forward from one year to another untaken vacation time unless expressly agreed between Clifton Star Resources and the Executive.

9.

STOCK OPTIONS

9.1

Subject to availability, the Executive will be granted options to purchase shares of Clifton Star Resources at the Market Price (as such term is defined herein) commensurate with his role and the size of the Company, to be exercised five (5) years from granting. The Options shall vest quarterly over the Term of the Agreement. For the purpose of this subsection 9.1, "Market Price" shall be the market price of Clifton Star Resources security on the trading day prior to the date of granting.

9.2

In the case of a termination without Cause or by the Executive for Good reason-, all options will immediately vest and the Executive will have, subject to the terms of the stock option plan, 180 days to exercise the options.

10.

RETURN OF DOCUMENTS AND PROPERTY

10.1

Within 24 hours of the termination of Executive's employment with Clifton Star Resources, or at anytime upon the request of Clifton Star Resources, the Executive (or his heirs or personal representatives) shall deliver to Clifton Star Resources (a) all documents and materials (including without limitation, computer files) containing trade secrets or other confidential information relating to the business and affairs of Clifton Star Resources, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to Clifton Star Resources, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

11.

DISCOVERIES AND WORKS

11.1

All Discoveries and Works made or conceived by the Executive during his employment by Clifton Star Resources, jointly or with others, that relate to the present or anticipated activities of Clifton Star Resources, or are used or usable by Clifton Star Resources shall be owned by Clifton Star Resources. The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by Clifton Star Resources to evidence or better assure title to Discoveries and Works in Clifton Star Resources, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Clifton Star Resources, (c) assist Clifton Star Resources in obtaining or maintaining for itself at its own expense Canadian and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with Clifton Star Resources or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for Clifton Star Resources and to protect the title of Clifton Star Resources thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six months after the Termination Date, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to the business carried on or products or services being sold or developed by Clifton Star Resources at the time of such termination shall, as between the Executive and Clifton Star Resources be presumed to have been made during the Executive's employment by Clifton Star Resources.

12.

TERMINATION OF EXECUTIVE'S EMPLOYMENT

12.1

Death

The Executive's employment under this Agreement shall terminate upon his death. All options shall automatically vest and successors shall have a period of 1 year to exercise from time of death.

12.2

Disability

The Executive's employment under this Agreement may be terminated as a result of Disability at the option of Clifton Star Resources by notice to the Executive, such termination to be effective upon the receipt by the Executive of such notice.

12.3

Termination for Cause by Clifton Star Resources

The Executive's employment under this Agreement may be terminated by Clifton Star Resources for Cause. In the event that the Executive's employment under this Agreement shall validly be terminated by Clifton Star Resources for Cause pursuant to this Subsection 12.3, Clifton Star Resources shall promptly pay accrued but unpaid salary and reimburse or pay any other accrued but unpaid amounts due under this Agreement as of the date of termination, and thereafter Clifton Star Resources shall have no further obligations under this Agreement. Termination for Cause of Executive's employment may require the immediate departure of Executive from Clifton Star Resources' premises.

12.4

Termination without Cause or by the Executive for Good Reason;

Clifton Star Resources may terminate the Executive's employment before the Term for any reason other than those specified in subsections 12.1, 12.2, 12.3 and 12.5 hereof or for no reason whatsoever, by paying the Executive the amounts still owing under the Term of this agreement if the Termination occurs in the first twelve months of this agreement or by paying twelve months Annual Base Salary if the Termination occurs thereafter (the "Indemnity"), to be paid within 45 days after the termination. Termination without Cause of Executive's employment may require the immediate departure of Executive from Clifton Star Resources' premises. It is understood and agreed by the Parties that the Indemnity is inclusive of any and all unpaid salary and benefits up to the Term and thereafter Clifton Star Resources shall have no further obligations under this Agreement.

The same Indemnity applies if the Executive terminates for a Good Reason.

For greater certainty, it is understood and agreed that the indemnity is inclusive of any unpaid salary and benefits up to the Term and thereafter Clifton Star Resources shall have no further obligation under this Agreement. All options granted shall vest and the Executive shall have, subject to the terms of the stock option plan, a period of 180 days to exercise them.

12.5

Termination resulting from Sale of Business, etc.

If there should be (i) a sale of all or substantially all the assets of Clifton Star Resources to another person, (ii) a merger, amalgamation or consolidation of Clifton Star Resources with another person to form a new entity other than with a wholly owned subsidiary or (iii) a change in control of Clifton Star Resources, and as a result the Executive's employment hereunder is terminated, or the Executive resigns from employment with or without Good Reason, at his entire discretion, the Executive shall be entitled to any and all unpaid salary and benefits up to the Termination Date, and the greater of: i) the amounts still owing under the Term of this agreement under sections 6.1 and 6.2, or ii) twenty four months of Annual Base Salary, and any payment still unpaid under section 6.2, plus, in either case, any amount owed as vacation pay as well as continuation of all insurance coverage for the same period. The Options already granted will vest and be converted in new entity options in equivalent amounts and duration period.

13.

CONFLICT OF INTEREST

13.1

During the Term of this Agreement, the Executive shall not, either directly or in conjunction with any person, firm, association, syndicate, company or corporation as principal, agent, shareholder, or in any other manner whatsoever, carry on or be engaged in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part of it to be used or employed by any person, firm, association, syndicate, company or corporation engaged in any business in competition with the business then carried on by Clifton Star Resources or a Subsidiary, provided that the holding of not more than 10% of the issued shares of a public company listed on any recognized stock exchange in Canada or traded in the Canadian over-the-counter market, shall not be deemed a breach of this covenant.

14.

CONFIDENTIALITY

14.1

During the Term of this Agreement and for a period of 1 year after, as long such information is unknown generally to the public or the trade through sources other than the unauthorized disclosure by the Executive, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or for the benefit or others, directly or indirectly, any and all confidential information relating to Clifton Star Resources and its Affiliates of which the Executive shall obtain knowledge by reason of his employment under this Agreement, including, without limitation, trade and business secrets or any other non-public or proprietary information concerning the business, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, technical processes, inventions and other research projects, and except in connection with the performance of his duties under this Agreement, he shall not disclose any such information to anyone outside Clifton Star Resources and any of its Affiliates, except as required by law (provided prior written notice is given by the Executive to Clifton Star Resources) or except with the prior written consent of Clifton Star Resources..

15.

NON-COMPETITION AND NON-SOLICITATION

15.1

The Executive acknowledges and understands that (i) he has access to Clifton Star Resources' clients, channels for developing clients and recruiting executives for employment, and other confidential information of Clifton Star Resources, (ii) that he will acquire knowledge and expertise in areas of Business, which are highly confidential in nature and important to Clifton Star Resources' immediate and future business goals, as well as its Subsidiaries and Affiliates; (iii) that he may be able to utilize his knowledge, client access and expertise following termination of his employment with Clifton Star Resources, to the detriment of Clifton Star Resources and its Subsidiaries and Affiliates; (iv) he has direct substantial responsibility to maintain Clifton Star Resources' business relationship with clients of Clifton Star Resources, whose affairs he handles, (v) the non-competition and non-solicitation provisions set forth in this Section 15 constitute a material part of the consideration received by Clifton Star Resources under this Agreement, (vi) due to the specific nature and limited market for Clifton Star Resources' activities, the definition of Territory as set forth in subsection 1.1(r) hereof is reasonable and justified, (vii) it would be unfair to Clifton Star Resources if the Executive were to appropriate for himself or for others the benefits of Clifton Star Resources' many years of developing such business relationships, especially When the Executive enjoys a relationship with clients of Clifton Star Resources as a result of his being introduced to the client's personnel as the representative of Clifton Star Resources, (viii) it would be unfair to Clifton Star Resources if the Executive were to appropriate for himself or for others the benefits of the business, personnel and other confidential information which Clifton Star Resources has developed in the conduct of its business, and (ix) it is therefore fair that reasonable restrictions as set forth below should be placed on certain activities of the Executive after his employment with Clifton Star Resources terminates.

15.2

As used in this section, "Company" shall mean any firm, association, syndicate, company or corporation which, at the time of the termination, owns, operates, explores, develops or exploits or otherwise conducts any mining activities on (including under) any mining rights or property located within the Territory.

15.3

The Executive shall refrain for the Restriction Period, for any reason, within the Territory from: performing or accomplishing for any Company, directly or indirectly, individually, or in partnership with any person, entity, organization, firm, association, business, company or corporation, agent, administrator, officer, director, manager or business executive, consultant, entrepreneur, corporation or Executive, or in any other capacity, the services, tasks or functions of President and CEO, or tasks or functions similar to those that he performed for Clifton Star Resources during the Term of this Agreement;

15.4

The Executive agrees that for the Restriction Period under this Agreement for any reason, he shall not, in any capacity, on behalf of himself or any other person, entity, organization, firm, association, business, company or corporation, directly or indirectly, attempt to persuade or persuade any agent, administrator, officer, director, manager or business executive, consultant, employees of Clifton Star Resources to leave their employment with Clifton Star Resources or shall not recommend them for a job with another corporation.

15.5

Upon the Termination Date for whatever reason, the Executive shall deliver to Clifton Star Resources all documents, papers, records, accounts of all and any description relating to the affairs of Clifton Star Resources and its Affiliates within his possession or under his control, it being the intention of the Executive and Clifton Star Resources that all such notes or memoranda made by the Executive during the course of his employment under this Agreement shall be the property of Clifton Star Resources and its Affiliates and shall be left at its registered office or principal place of business upon the termination of the Executive's employment.

16.

GENERAL PROVISIONS

16.1

Further Assurances

Each of the Parties upon the request of any other Party, whether before or after the date hereof, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

16.2

Successors in Interest

This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns.

16.3

Notices

Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by (i) registered or certified mail, (ii) reputable overnight courier, (iii) personal delivery, (iv) telecopier or similar telecommunication device and addressed:

(a)

in the case of Clifton Star Resources at:

Clifton Star Resources Inc.

c/o Louis Dufour

1040 Avenue Belvedere, suite 217

Quebec, Qc

G1S 3G3

Fax : 418 914-9687

Phone : 418 914-9922

Email; jblackburn@cfo-star.com

With a copy to:

Lavery, de Billy

c/o Philip Nolan

1 Place Ville-Marie

Suite 4000

Montreal QC H3B 4M4

Fax :

514 871-8977
Phone : 514 877-2914
Email: pnolan@lavery.ca

(b)

in the case of the Executive at:

Mr. Michel Bouchard

1015 Grande-Allee Ouest
Quebec QC GIS 1E1

Fax:

Phone : 418 687-9648

Email :  michel.bouchard@hec.ca

Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if sent by mail on the fourth business day following such mailing, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such delivery. Any Party may change its address for service by written notice given as aforesaid.

16.4

Amendments

This agreement may not be amended except by written instrument duly executed by or on behalf of all parties hereto.

16.5

Governing Laws

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Quebec and the Laws of Canada applicable therein. The Parties agree to submit to the jurisdiction of the Courts of Quebec, district of Montreal.

16.6

Severability

Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement.

16.7

Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a written document duly executed by the party to be bound thereby.

16.8

Language

The Parties hereby acknowledge that they have requested that this Agreement and all related documents be drawn up in the English language. Les parties aux presentes roconnaissent qu'elles ont exige que la presente convention et tour !es documents qui sy rattachent soient rediges en anglais.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.